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                              List of Subsidiaries


                         Wireless Xcessories Group, Inc.

                           Specific energy Corporation

                              battery Network, Inc.

                       WS Battery and Sales Company, Inc.

                            Battery Acquisition Corp.

                            Tauber Electronics, Inc.